Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
CARIS LIFE SCIENCES, INC.

Caris Life Sciences, Inc. (the “Corporation”), a for-profit corporation organized and existing under and by virtue of the provisions of the Texas Business Organizations Code, as amended from time to time (the “TBOC”), does hereby certify:

First: The name of the filing entity is Caris Life Sciences, Inc.

Second: The Corporation was formed as a Texas for-profit corporation pursuant to the TBOC on July 17, 2020, and issued file number 803691720 by the Secretary of State of the State of Texas.

Third: Each new amendment has been made in accordance with the provisions of the TBOC. The amendments to the certificate of formation and the Restated Certificate (as defined below) have been approved in the manner required by the TBOC and by the governing documents of the entity.

Fourth: The Amended and Restated Certificate of Formation in the form attached hereto as Exhibit A (the “Restated Certificate”), accurately states the text of the certificate of formation being restated, and each amendment to the certificate of formation being restated that is in effect, as further amended by the Restated Certificate. The Restated Certificate does not contain any other change in the certificate of formation being restated except for the information permitted to be omitted by the provisions of the TBOC applicable to the filing entity.

Fifth: The Restated Certificate takes effect upon the occurrence of a future event or fact, other than the passage of time. The event or fact that will cause the document to take effect is the closing of the initial public offering of the Corporation. The 90th day after the date of signing is         , 2025.

The undersigned affirms that the person designated as registered agent in the Restated Certificate has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

CARIS LIFE SCIENCES, INC.

By:
Name:	David D. Halbert
Title:	Chief Executive Officer
Date:	, 2025

EXHIBIT A

Article I

The name of this corporation is Caris Life Sciences, Inc. (the “Corporation”).

Article II

The address of the registered office of the Corporation in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201, and the name of the registered agent at that address is CT Corporation System.

Article III

The purpose of the Corporation is to engage in any lawful business for which business corporations may be organized under the Texas Business Organizations Code (the “TBOC”) as it now exists or may hereafter be amended and supplemented.

Article IV

The total number of shares of all classes of capital stock which the Corporation will have authority to issue is          shares, consisting of (i)          shares of Common Stock, $0.001 par value per share (the “Common Stock”), of which (a)         shares shall be a series designated as Class A Common Stock (“Class A Common Stock”) and (b)          shares shall be a series designated as Class B Common Stock (“Class B Common Stock”), and (ii)          shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Subject to the rights of any holders of Preferred Stock then outstanding, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, and no vote of the holders of the Class A Common Stock, the Class B Common Stock or the Preferred Stock voting separately as a class shall be required therefor, to the extent permitted by Section 21.364(d) of the TBOC.

Upon the effectiveness of this Amended and Restated Certificate of Formation (such certificate, the “Restated Certificate” and such time, the “Effective Time”), (i) each share of Common Stock (as defined in the Corporation’s certificate of formation heretofore in effect (the “Prior Certificate”)) issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without further action by any shareholder, be reclassified as, and shall become, one (1) share of Class B Common Stock (the “Reclassification”) and (ii) any stock certificate that, immediately prior to the Effective Time, represented one or more shares of Common Stock (as defined in the Prior Certificate), shall, from and after the Effective Time, automatically and without the necessity of presenting the same for surrender or exchange, represent the same number of shares of Class B Common Stock.

The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.            Common Stock.

1.            Equal Status; General. Except as otherwise provided herein or required by law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges, preferences and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Common Stock are subject to, and qualified by, the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) and outstanding from time to time.

2.            Quorum; Voting. Except as otherwise provided by applicable law, this Certificate of Formation or the Bylaws, the presence, in person or by proxy, at a shareholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting and not less than one-third of the outstanding shares of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series entitled to vote at such meeting and not less than one-third of the outstanding shares of such class or series entitled to vote at such meeting shall constitute a quorum of such class or series for the transaction of such business. Except as otherwise provided herein or expressly required by a nonwaivable provision of the TBOC, at all meetings of shareholders and on all matters submitted to a vote of shareholders of the Corporation generally, (i) each holder of Class A Common Stock, as such, shall have one (1) vote per share of Class A Common Stock held of record by such holder, and (ii) each holder of Class B Common Stock, as such, shall have ten (10) votes per share of Class B Common Stock held of record by such holder; provided, however, that, except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation (as defined below)) or pursuant to the TBOC. Except as otherwise provided herein or required by a nonwaivable provision of the TBOC, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock), including the election of directors, submitted to a vote of the shareholders of the Corporation generally. There shall be no cumulative voting. As authorized by Section 21.365 of the TBOC, in lieu of the vote required by Section 21.457 or Section 21.364 of the TBOC, unless otherwise stated in this Restated Certificate, the shareholders by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon will approve (i) any “fundamental action” as defined in Section 21.364 of the TBOC or (ii) any “fundamental business transaction” as defined in Section 1.002 of the TBOC. To the extent permitted by Section 21.365(b) of the TBOC, notwithstanding any other provision of the TBOC, except as otherwise provided in this Restated Certificate, all classes or series of stock shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” as defined in Section 21.364 of the TBOC or a “fundamental business transaction” as defined in Section 1.002 of the TBOC; provided that, if a class or series of shares is nevertheless entitled to vote as a class or series on any “fundamental action” as defined in Section 21.364 of the TBOC, then unless otherwise stated in this Restated Certificate, the shareholders by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation of such class or series shall approve such “fundamental action”.

3.            Dividends. Subject to the preferential or other rights of any holders of any then-outstanding shares of Preferred Stock, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any distributions or share dividends as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a share dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate distribution or share dividend per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate distribution or share dividend is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series.

4.            Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class of Common Stock are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership among the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such series may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series.

5.            Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its shareholders in proportion to the number of shares held by each such shareholder, unless disparate or different treatment of the shares of each such series with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series.

6.            Merger, Consolidation or Similar Transaction. In the case of any distribution or payment in respect of the shares of Common Stock, or any consideration into which such shares are converted, upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of each such series may (but shall not be required to) receive, or have the right to elect to receive, different or disproportionate consideration in connection with such merger, consolidation or other transaction if (i) the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of, or issuable upon the conversion of, a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of, or issuable upon the conversion of, a share of Class A Common Stock, or (ii) such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the then outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series. For the avoidance of doubt, any distribution, payment or consideration for purposes of this Section 6 of Part A of Article IV shall not be deemed to include (i) any amount or consideration to be paid to or received by a holder of Common Stock pursuant to any indemnification, employment, consulting, severance or similar services arrangement, whether or not entered into in connection with a transaction described in this Section or (ii) a negotiated agreement between a holder of Common Stock with any counterparty (or Affiliate (as defined below) thereof) to a transaction described in this Section wherein such holder is contributing, selling, transferring or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or Affiliate thereof) as part of a “rollover” or similar transaction that is in connection with such transaction.

7.            Conversion of Class B Common Stock.

7.1            Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation, subject to the provisions of Subsection 7.4 of Part A of Article IV.

7.2            Automatic Conversion Upon Certain Transfers. With respect to each holder of Class B Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of shares of Class B Common Stock held by such holder, each share subject to such Transfer shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

7.3            Final Conversion of All Shares. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or any holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock at the Final Conversion Time (as defined below).

7.4            Mechanics of Conversion.

7.4.1            Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock pursuant to Subsection 7.1 of Part A of Article IV, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation, at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock will be certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock will be uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business (i) with respect to certificated shares, on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted or (ii) with respect to shares that are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion election as required by this Subsection to the Corporation or its transfer agent, and, in each case, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to Subsection 7.1 of Part A of Article IV if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed, provides an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation (and, if required by the Corporation, posts a bond in such amount as the Corporation may determine is reasonably necessary) to indemnify the Corporation from any loss incurred by it in connection with such certificate.

7.4.2            Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a conversion pursuant to Subsections 7.2 and 7.3 of Part A of Article IV represented one or more shares of Class B Common Stock subject to such conversion shall, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of any conversion pursuant to Subsections 7.2 or 7.3 of Part A of Article IV, and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation (and, if required by the Corporation, posting a bond in such amount as the Corporation may determine is reasonably necessary) to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder’s transferee(s) or such holder, as applicable, certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form.

7.4.3            Each share of Class B Common Stock that is converted pursuant to Subsections 7.1, 7.2 or 7.3 of Part A of Article IV shall thereupon automatically be retired and cancelled in accordance with the applicable provisions of the TBOC, and shall not be available for reissuance. Upon the retirement and cancellation of all shares of Class B Common Stock, all references to Class B Common Stock in this Restated Certificate shall be eliminated.

7.4.4            The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate or the Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual series of Common Stock structure, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that any circumstance giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock in accordance with the provisions of this Section 7 of Part A of Article IV has occurred but has not theretofore been reflected on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of shareholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders and the class or classes or series of shares held by each such shareholder and the number of shares of each class or classes or series held by such shareholder.

8.            Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all the then outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

9.            Definitions.

9.1            “Affiliate” means, with respect to any person, an “affiliate” of such person as defined in Rule 405 of the Securities Act (as defined below).

9.2            “Code” means Internal Revenue Code of 1986, as amended.

9.3            “Disability” means, with respect to the Founder (as defined below), the permanent and total disability of the Founder such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within twelve (12) months or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, in each case, as determined by a licensed medical practitioner jointly selected by a majority of the disinterested members of the Board and the Founder; provided that, if the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection on behalf of the Founder. In the event that (i) a dispute exists as to whether the Founder has suffered a Disability or (ii) neither the Founder’s spouse nor his adult children, as applicable, are able to select a licensed physician on behalf of the Founder, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

9.4            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

9.5            “Family Member” means with respect to any natural person, the spouse, widow, widower, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation, adoption, marriage or domestic partnership) of such person.

9.6            “Final Conversion Time” means 4:00 p.m. in Dallas, Texas on the earliest to occur of (i) the date fixed by the Board that is no less than sixty (60) days and no more than one hundred eighty (180) days following the death or determination of Disability of the Founder, (ii) the date fixed by the Board that is no less than sixty (60) days and no more than one hundred eighty (180) days following the date that the Founder is no longer providing services to the Corporation as an executive officer or director, (iii) the date fixed by the Board that is no less than sixty (60) days and no more than one hundred eighty (180) days following the date on which the Founder, his Permitted Entities (as defined below) and any of their Permitted Transferees (as defined below) cease to hold or control the vote of, in the aggregate, at least twenty percent (20%) of the shares of Class B Common Stock held by or subject to the Voting Control (as defined below) of them as of the completion of the Corporation’s IPO (as defined below) (as appropriately adjusted for any stock split, stock dividend, reorganization, stock combination or similar transaction with respect to the Class B Common Stock), or (iv) the date specified in writing by the holders of a majority of the then-outstanding shares of Class B Common Stock, provided that in the case of clause (iv), such specified date is at least ten (10) days after such writing is delivered to the Corporation unless otherwise approved by the Board.

9.7            “Founder” means David D. Halbert.

9.8            “IPO” means the sale of shares of Class A Common Stock to the public in a firm-commitment underwritten initial public offering, pursuant to an effective registration statement under the Securities Act.

9.9            “Permitted Entity” means, with respect to any Qualified Shareholder (as defined below):

(i) any Affiliate of, or corporation, general partnership, limited partnership, limited liability company, private limited company or other entity that directly or indirectly controls, is controlled by, or is under common control with, such Qualified Shareholder, one or more Family Members of such Qualified Shareholder or any other Permitted Entity of such Qualified Shareholder;

(ii) any Permitted Trust (as defined below) primarily for the benefit of (a) such Qualified Shareholder, (b) one or more Family Members of such Qualified Shareholder and/or (c) any other Permitted Entity of such Qualified Shareholder;

(iii) any organization that is tax-exempt under Section 501(c)(3) of the Code, so long as such Qualified Shareholder and/or one or more Family Members of such Qualified Shareholder have exclusive Voting Control with respect to the shares of Class B Common Stock held by such organization;

(iv) any organization that is tax-exempt under Section 501(c)(3) of the Code and is a Qualified Shareholder as of the Effective Time; and

(v) any Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Shareholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Qualified Shareholder or such Qualified Shareholder’s Permitted Transferees have exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

9.10          “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i)            by a Qualified Shareholder to (a) one or more Family Members of such Qualified Shareholder or (b) any Permitted Entity of such Qualified Shareholder;

(ii)            by a Permitted Entity of a Qualified Shareholder to (a) such Qualified Shareholder, (b) one or more Family Members of such Qualified Shareholder, or (c) any other Permitted Entity of such Qualified Shareholder;

(iii)            to a broker or other nominee so long as the transferor of such share of Class B Common Stock, immediately following such Transfer, retains (a) Voting Control over such share and (b) control over the disposition of such share; or

(iv)            that is approved in advance by the Board as a “Permitted Transfer.”

9.11          “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Permitted Transfer.

9.12          “Permitted Trust” means a bona fide trust where each trustee is (i) a Qualified Shareholder, (ii) a Family Member of such Qualified Shareholder, (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments, or (iv) an individual who may be removed and replaced at the sole discretion of a Qualified Shareholder or a Family Member of such Qualified Shareholder.

9.13            “Qualified Shareholder” means (i) the record holder of a share of Class B Common Stock as of the Effective Time; (ii) the initial record holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time pursuant to the exercise, settlement, conversion or exchange of any option, restricted stock unit, warrant or convertible security that, in each case, was outstanding as of the Effective Time; (iii) each natural person who, prior to the Effective Time, transferred shares of capital stock of the Corporation to a Permitted Entity that is a Qualified Shareholder as of the Effective Time pursuant to clause (i); (iv) each natural person who, prior to the Effective Time, transferred equity awards granted to such person by the Corporation to a Permitted Entity that is a Qualified Shareholder as of the Effective Time pursuant to clause (i) or becomes a Qualified Shareholder pursuant to clause (ii); (v) a Permitted Transferee; and (vi) the Founder.

9.14          “Securities Act” means the Securities Act of 1933, as amended.

9.15          “Transfer” means any direct or indirect sale, exchange, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, transfer, conveyance or other disposition or alienation in any way (whether or not for value and whether voluntarily, involuntarily or by operation of law), including, without limitation: (i) any assignment or distribution resulting from death, incompetency, bankruptcy, liquidation and dissolution; (ii) any transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership); and (iii) any transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 9 of Part A of Article IV:

(i)            the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of shareholders or any other action of the shareholders permitted by this Restated Certificate;

(ii)            the entering into a voting trust, agreement or arrangement (with or without granting a proxy) to which the Founder and/or the Founder’s Permitted Transferees are party that (a) the Corporation is aware as of the Effective Time or (b) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation;

(iii)            the entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party or that has been approved by the Board;

(iv)            the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board;

(v)            (a) the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or other financing transaction, including, without limitation, any form of margin loan, or (b) a bona fide hedging or other derivative transaction (including without limitation a swap, option or forward transaction (or combination thereof) and any related pledge), in each case, for so long as such shareholder continues to exercise Voting Control over such shares; provided, however, that each of (x) a foreclosure on such shares or other similar action by the pledgee and (y) the settlement of any hedging or derivative transaction by delivery of shares of Class B Common Stock shall constitute a Transfer; and

(vi)            the entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale.

9.16          “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

B.            Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

In accordance with Section 21.155 of the TBOC, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to determine and fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of each such series and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolution or resolutions adopted by the Board providing for the establishment and issuance of such series of Preferred Stock, all to the fullest extent now or hereafter permitted by the TBOC. The Board is also expressly authorized to increase or decrease (but not below the number of shares of such series issued as of the time of such decrease) the number of shares of any series of Preferred Stock established by the Board pursuant to Section 21.155 of the TBOC. Without limiting the generality of the foregoing, the resolution or resolutions providing for the designation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”)). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).

Article V

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.            General Powers. The business and affairs of the Corporation will be managed by or under the direction of the Board.

B.            Number of Directors; Initial Directors; Election of Directors. As of the Effective Time, the number of directors of the Corporation constituting the initial Board is twelve (12), and the names and addresses of the initial directors of the Corporation are as follows:

NAME	ADDRESS
David D. Halbert	c/o Caris Life Sciences, Inc. 750 W John Carpenter Fwy Suite 800 Irving, TX 75039
Laura I. Johansen
Peter M. Castleman
George H. Poste
Jonathan Knowles
Jon S. Halbert
Danny Phillips
Brian Brille
Joseph E. Gilliam
Lloyd B. Minor
David Fredrickson
Jeffrey Vacirca

Subject to the rights of the holders of any series of Preferred Stock to elect directors, the number of directors that constitutes the entire Board shall be fixed solely in the manner set forth in the Bylaws of the Corporation. Each director will be entitled to one vote on each matter presented to the Board.

C.            Term and Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that from and after the date on which no shares of Class B Common Stock shall be outstanding (such date, the “Trigger Date”), the Board or any individual director may be removed from office at any time and only for cause by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

D.            Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect directors, and except as otherwise provided in the TBOC, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by (i) the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or (ii) the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at an annual or special meeting of shareholders called for that purpose. Any director elected to fill a newly created directorship or vacancy in accordance with this Part D of Article V shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal. Notwithstanding the foregoing, except as may be permitted under the TBOC, during a period between two successive annual meetings of shareholders, the Board may not fill more than two vacancies created by an increase in the number of directors.

E.            Preferred Stock Directors. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right as provided for herein (including any Certificate of Designation), voting separately as a series or separately as a class with one or more such other series, to elect directors, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Part E of this Article V, during the period when the holders of any series of Preferred Stock issued by the Corporation shall have the right to elect additional directors, the number of directors to be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Part B of this Article V, and the total number of directors constituting the entire Board shall be automatically increased by such number of directors to be elected by the holders of any such series of Preferred Stock and each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of this Restated Certificate (including any Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Article VI

A.            Limitation of Personal Liability. To the fullest extent permitted by the TBOC, a director of the Corporation will not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute. If the TBOC is amended hereafter to authorize the further limitation of the personal liability of directors, then the limitation on personal liability provided in this Article VI will, without the necessity of further action by the Corporation or the Board, be modified to provide such limitation to the fullest extent permitted by the TBOC as so amended.

B.            Indemnification. To the fullest extent permitted by the TBOC, as the same now exists or may hereafter be amended, substituted, or replaced, the Corporation is authorized to indemnify, and provide advancement of expenses to, its directors, officers, employees and agents (and any other persons to which the TBOC permits the Corporation to provide indemnification) through provisions in the Bylaws of the Corporation, agreements with such directors, officers, employees, agents or other persons, the vote of shareholders or disinterested directors or otherwise.

C.            Amendments to Article VI. Any amendment, repeal or modification of the foregoing provisions of this Article VI will not adversely affect any right or protection of a director, officer, employee, agent, or other person existing at the time of, or increase the liability of any director, officer, employee, agent or other person of the Corporation with respect to, any acts or omissions of such director, officer, employee, agent or other person occurring prior to, such amendment, repeal or modification.

Article VII

Meetings of shareholders may be held within or without the State of Texas, as the Bylaws of the Corporation may provide. To the extent permitted by the TBOC, the books of the Corporation may be kept outside the State of Texas at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

Article VIII

A.            Consent of Shareholders in Lieu of Meeting. Prior to the Trigger Date, any action required or permitted by the TBOC to be taken by the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding capital stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the Trigger Date, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent pursuant to this Part A of Article VIII shall be delivered to the Corporation at its principal office.

B.            Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the shareholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Board, (ii) the Chair of the Board, (iii) the President, (iv) the Chief Executive Officer, (v) from and after the Trigger Date, the Secretary of the Corporation at the request of the holders of the greater of (a) at least fifty percent (50%) and (b) the highest percentage of ownership that may be set under the TBOC without the necessity of further action by the Corporation or the Board, of the voting power of all the shares of capital stock of the Corporation entitled to vote at the proposed special meeting or (v) prior to the Trigger Date, the Secretary of the Corporation at the request of the holders of capital stock representing (a) at least fifty percent (50%) of the voting power of all of the shares of capital stock of the Corporation entitled to vote at the proposed special meeting and (b) at least ten percent (10%) of all of the shares of capital stock of the Corporation entitled to vote at the proposed special meeting.

C.            Advance Notice. Advance notice of shareholder nominations for the election of directors and of other business proposed to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article IX

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) located in Dallas, Texas (or, in the event that the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district courts of Dallas County, Texas) shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the TBOC, this Restated Certificate or the Bylaws of the Corporation (in each case, as they may be amended from time to time), (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC; and (ii) subject to the preceding provisions of this Article IX, the Federal Court shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act or the Exchange Act, including all causes of action asserted against any defendant to such complaint. If any action, the subject matter of which is within the scope of this Article IX, is filed in a court other than, in the case of clause (i), the courts located in the State of Texas, and in the case of clause (ii), the Federal Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Texas in connection with any action brought in any such court to enforce the provisions of this Article IX and (y) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters of, or financial advisors in connection with, any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person and who has prepared or certified any part of the documents underlying the offering.

Article X

The shareholders do not have statutory preemptive rights.

Article XI

A.            Amendment of the Certificate of Formation. The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by this Restated Certificate and the TBOC, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of (a) prior to the Trigger Date, at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and (b) from and after the Trigger Date, at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, in each case with any shares of a class or series that does not otherwise have a right to vote under this Certificate of Formation being treated as having no votes in the vote as a single class to the greatest extent permitted by applicable law, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with Articles V, VI, VIII, IX, X, this Article XI and Article XII; provided, however, for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by law or this Restated Certificate, directly or indirectly, amend, alter, change, repeal or adopt any provision inconsistent with Part A of Article IV or this proviso of this Part A of Article XI.

B.            Amendment of Bylaws. Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred upon it by the TBOC, the Board is expressly authorized to adopt, amend, alter or repeal any or all of the Bylaws of the Corporation. The shareholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of (a) prior to the Trigger Date, at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and (b) from and after the Trigger Date, at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

C.            Severability. If any provision or provisions of this Restated Certificate, including, without limitation, Article IX, is held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby and (ii) the provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XII

The right to a jury trial concerning any “internal entity claim” as that term is defined in Section 2.115 of the TBOC, to the fullest extent permitted by the TBOC and applicable law, shall be waived. Without limiting the foregoing, to the fullest extent permitted by the TBOC and applicable law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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